Exhibit 99.1

American Shared Hospital Services Reports Third Quarter 2021 Financial Results

Reduced Costs & Other Positive Impacts from Financial Restructuring Benefiting Results

SAN FRANCISCO, CA, November 10, 2021 ‒ American Shared Hospital Services (NYSE American: AMS) (the "Company"), a leading provider of turnkey technology solutions for stereotactic radiosurgery and advanced radiation therapy equipment and services, today announced financial results for the third quarter of 2021, ended September 30, 2021.

Third Quarter 2021 Financial Highlights

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Total revenue in the third quarter was $4,099,000, a decrease of 12.2% from the comparable period in 2020. Proton therapy revenue of $1,293,000 decreased 23.4% from the third quarter of 2020 due to lower volumes offset by higher average reimbursement per fraction. Gamma Knife revenue of $2,806,000 decreased 5.9% compared to the third quarter of 2020 due to a decrease in procedures offset by an increase in average reimbursement per treatment at the Company’s retail sites.

●	Total proton therapy fractions decreased 40.4% in the third quarter primarily due to the continued impact from the COVID-19 pandemic and down-time for repair of system components.

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Gamma Knife procedures decreased 10.9% compared to the third quarter of 2020. The decrease was primarily due to two contract expirations offset by the acquisition of GKC Ecuador in June 2020. Gamma Knife volumes for same centers in operation increased 11.6% from Gamma Knife volumes for those same centers during the same period of the prior year.

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Operating income for the third quarter of 2021 was $186,000 compared to an operating loss of $251,000 in the third quarter of 2020, a positive swing of $437,000 reflecting lower total direct operating costs and interest expense.

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Net income in the third quarter was $33,000, or $0.01 per diluted share, compared to a net loss of $209,000, or $0.03 per diluted share for the same period in the prior year. Net income increased due to a decrease in depreciation expense, operating costs, selling and administrative costs and interest expense.

Ray Stachowiak, Chief Executive Officer, commented, “AMS’ operating results continue to be positively impacted from the financial actions that we’ve taken despite the lingering impact from the COVID-19 pandemic on revenue. In the third quarter revenue decreased 12.2% year-over-year to $4.1 million, but combined with a greater reduction in direct and other costs, including interest expense, the gross margin increased 28.9% and net income was modestly positive. This was the third consecutive quarter that we reported positive operating income, which is benefiting from our year end balance sheet restructuring and the debt refinancing that we completed in April, and all of our cost reduction initiatives.”

“During the quarter we announced an agreement for business development services which will expand our sales efforts to all Federal facilities in the U.S., including all Veterans Affairs (VA) and Department of Defense (DoD) hospitals, and includes many of the most esteemed facilities throughout our country. This agreement expands our addressable market, and combined with other marketing initiatives in our plans, is expected to help AMS achieve its key goals to grow revenue and achieve sustained profitability. Supported by a strong foundation and ample financial resources, including $7.2 million in cash and a $7 million line of credit, we believe that AMS is well positioned for future growth,” concluded Mr. Stachowiak.

Financial Results for the Three Months Ended September 30, 2021

For the three months ended September 30, 2021, revenue decreased 12.2% to $4,099,000 compared to revenue of $4,670,000 for the third quarter of 2020.

Third quarter revenue for the Company's proton therapy system installed at Orlando Health in Florida decreased 23.4% to $1,293,000 compared to revenue for the third quarter of 2020 of $1,687,000 due to lower volumes offset by a higher average reimbursement per fraction. Total proton therapy fractions in the third quarter were 973, a decrease of 40.4% compared to 1,632 proton therapy fractions in the third quarter of 2020 primarily due to the continued impact from the COVID-19 pandemic and down-time for repair of system components.

Revenue for the Company's Gamma Knife operations decreased 5.9% to $2,806,000 for the third quarter of 2021 compared to $2,983,000 for the third quarter of 2020. The decrease was due to decrease in procedures, offset by an increase in average reimbursement. The increase in average reimbursement was driven by the Company’s contract that expired in the fourth quarter of 2020, which was reimbursed at a lower rate, and an increase in the average rate at the Company’s retail sites.

Gamma Knife procedures decreased by 10.9% to 336 for the third quarter of 2021 from 377 in the same period of the prior year primarily due to the expiration of one contract in the fourth quarter of 2020 and another contract in the first quarter of 2021, offset by the acquisition of GKCE in June 2020. Gamma Knife volumes for same centers in operation increased 11.6% from Gamma Knife volumes for those same centers during the same period of the prior year.

Gross margin for the third quarter of 2021 increased 28.9% to $1,467,000, or 35.8% of revenue, compared to gross margin of $1,138,000, or 24.4% of revenue, for the third quarter of 2020.  The increase was primarily due to a 32.7% decrease in depreciation and amortization and a 26.4% decrease in other direct operating costs primarily due to the expiration of one contract in the first quarter of 2021 and a decrease in operating costs for the Company’s existing retail sites.

The decrease in depreciation and amortization was due to the expiration of one contract in the fourth quarter of 2020 and another contract in the first quarter of 2021. In addition, the Company determined some of its Gamma Knife equipment was impaired as of December 31, 2020 and the related equipment values were written off. Therefore, there was no depreciation expense incurred on this equipment for the three-month period ended September 30, 2021. These decreases were offset by a change in estimate for salvage value for nine of the Company’s Gamma Knife units implemented in the second quarter of 2021. The net effect of this change in estimate for the three-month period ended September 30, 2021, was a decrease in net income of approximately $114,000 or $0.02 per diluted share. Salvage value is based on the estimated fair value of the equipment at the end of its useful life. This change in estimate also impacts future periods.

Selling and administrative costs decreased by 1.4% to $1,119,000 for the three-month period compared to $1,135,000 for the same period in the prior year due to lower legal, accounting and tax fees. Interest expense decreased 36.2% to $162,000 compared to $254,000 for the same period in the prior year. On April 9, 2021, the Company refinanced the majority of its existing debt and finance lease portfolio at a lower effective interest rate compared to the Company's historic portfolio rate, reducing interest expense.

Operating income for the third quarter of 2021 was $186,000 compared to an operating loss of $251,000 in the third quarter of 2020, a positive swing of $437,000 reflecting lower direct operating costs and interest expense.

Net income in the third quarter was $33,000, or $0.01 per diluted share, compared to a net loss of $209,000, or $(0.03) per diluted share, for the third quarter of 2020. Fully diluted weighted average common shares outstanding were 6,123,000 and 6,049,000 for the third quarter of 2021 and 2020, respectively.

Adjusted EBITDA, a non-GAAP financial measure, was $1,562,000 for the third quarter of 2021, compared to $1,979,000 for the third quarter of 2020. The decrease was primarily due to the decrease in revenue compared to the prior period.

Financial Results for the Nine Months Ended September 30, 2021

For the nine months ended September 30, 2021, revenue decreased 2.2% to $12,939,000 compared to revenue of $13,229,000 for the first nine months of 2020. Proton therapy revenue decreased by 8.2% to $4,372,000 for the first nine months of 2021 compared to $4,764,000 for the first nine months of 2020. Total proton therapy fractions in the first nine months of 2021 were 3,313, a decrease of 28.9% compared to 4,659 proton therapy fractions in the comparable period of 2020. The decrease was primarily due to the continued impact from the COVID-19 pandemic as well as down-time for repair of equipment components during the period.

Gamma Knife revenue increased 1.9% to $8,626,000 for the first nine months of 2021 compared to $8,465,000 for the first nine months of 2020. The number of Gamma Knife procedures in the first nine months of 2021 was 1,067, a decrease of 3.3% compared to 1,103 Gamma Knife procedures in the comparable period of 2020. Gamma Knife volumes for same centers in operation increased 9.2% from Gamma Knife volumes for those same centers during the same period of the prior year.

Net loss for the first nine months of 2021 was $25,000, or $0.00 per diluted share, compared to a net loss of $827,000, or $(0.14) per diluted share, for the first nine months of 2020. The 2021 period includes a pretax loss on the extinguishment of debt of $401,000. Net income excluding the net charge of $244,000 was $219,000, or $0.04 per diluted share. Adjusted EBITDA, a non-GAAP financial measure, was $5,024,000 for the first nine months of 2021, compared to $5,238,000 for the first nine months of 2020.

Balance Sheet Highlights

At September 30, 2021, cash, cash equivalents, and restricted cash was $7,168,000, compared to $4,325,000 at December 31, 2020.  Shareholders' equity at September 30, 2021 was $23,953,000, or $4.08 per outstanding share.  This compares to shareholders' equity at December 31, 2020 of $23,650,000, or $4.08 per outstanding share.

Conference Call and Webcast Information

AMS has scheduled a conference call at 12:00 p.m. PST (3:00 p.m. EST) today. To participate, please call 1 (844) 413-3972 at least 10 minutes prior to the start of the call and ask to join the American Shared Hospital Services call. A simultaneous Webcast of the call may be accessed through the Company's website, www.ashs.com, or at www.streetevents.com for institutional investors.

A replay of the call will be available at 1 (877) 344-7529, access code 10161791, through November 17, 2021.

About American Shared Hospital Services (NYSE American: AMS)

American Shared Hospital Services is a leading provider of turnkey technology solutions for stereotactic radiosurgery and advanced radiation therapy equipment and services. AMS is a world leader in providing Gamma Knife radiosurgery equipment, a non-invasive treatment for malignant and benign brain tumors, vascular malformations, and trigeminal neuralgia (facial pain). The Company also offers proton therapy, and the latest IGRT, IMRT and MR/LINAC systems. For more information, please visit: www.ashs.com .

Earnings Disclosure

The Centers for Medicare and Medicaid (“CMS”) have established a 2022 delivery code reimbursement rate of approximately $7,943 ($7,773 in 2021) for a Medicare Gamma Knife treatment. The approximate CMS reimbursement rates for delivery of PBRT for a simple treatment without compensation for 2022 is $554 ($543 in 2021) and $1,321 ($1,298 in 2021) for simple with compensation, intermediate and complex treatments, respectively.

Safe Harbor Statement

This press release may be deemed to contain certain forward-looking statements with respect to the financial condition, results of operations and future plans of American Shared Hospital Services (including statements regarding the expected continued growth of the Company and the expansion of the Company’s Gamma Knife, proton therapy and MR/LINAC business, which involve risks and uncertainties including, but not limited to, the risks of economic and market conditions, the risks of variability of financial results between quarters, the risks of the Gamma Knife and proton therapy businesses, the risks of developing The Operating Room for the 21st Century program, the risks of changes to CMS reimbursement rates or reimbursement methodology, the risks of the timing, financing, and operations of the Company’s Gamma Knife, proton therapy, and MR/LINAC businesses, the risks of the COVID-19 pandemic and its effect on the Company’s business operations and financial condition, the risk of expanding within or into new markets, the risk that the integration or continued operation of acquired businesses could adversely affect financial results and the risk that current and future acquisitions may negatively affect the Company’s financial position. Further information on potential factors that could affect the financial condition, results of operations and future plans of American Shared Hospital Services is included in the filings of the Company with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the year ended December 31, 2020, its quarterly report on Form 10-Q for the three months ended March 31, 2021 and June 30, 2021, and the definitive Proxy Statement for the Annual Meeting of Shareholders that was held on June 25, 2021.

Non-GAAP Financial Measure

Adjusted EBITDA, the non-GAAP measure presented in this press release and supplementary information, is not a measure of performance under the accounting principles generally accepted in the United States ("GAAP").  This non-GAAP financial measure has limitations as an analytical tool, including that it does not have a standardized meaning. When assessing our operating performance, this non-GAAP financial measure should not be considered a substitute for, and investors should also consider, income (loss) before income taxes, income (loss) from operations, net income (loss) attributable to the Company, earnings (loss) per share and other measures of performance as defined by GAAP as indicators of the Company's performance or profitability.

EBITDA is a non-GAAP financial measure representing our (loss) earnings before interest expense, income tax (benefit) expense, depreciation, and amortization. We define Adjusted EBITDA as net (loss) income before interest expense, income tax (benefit) expense, depreciation and amortization expense, stock-based compensation expense, loss on extinguishment of debt and acquisition transaction costs.

We use this non-GAAP financial measure as a means to evaluate period-to-period comparisons. Our management believes that this non-GAAP financial measure provides meaningful supplemental information regarding our performance by excluding certain expenses and charges that may not be indicative of the operating results of our recurring core business, such as loss on extinguishment of debt, acquisition transaction costs, and stock-based compensation expense.  We believe that both management and investors benefit from referring to this non-GAAP financial measure in assessing our performance.

Contacts:

American Shared Hospital Services
Ray Stachowiak
Chief Executive Officer
rstachowiak@ashs.com

Investor Relations
PCG Advisory
Stephanie Prince
P: (646) 863-6341
sprince@pcgadvisory.com

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AMERICAN SHARED HOSPITAL SERVICES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Summary of Operations Data

	Three months ended September 30,		Nine months ended September 30,

	2021	2020	2021	2020
Revenues	4,099,000	4,670,000	12,939,000	13,229,000
Costs of revenue	2,632,000	3,532,000	8,431,000	9,790,000
Gross margin	1,467,000	1,138,000	4,508,000	3,439,000
Selling & administrative expense	1,119,000	1,135,000	3,293,000	3,556,000
Interest expense	162,000	254,000	587,000	803,000
Operating income (loss)	186,000	(251,000)	628,000	(920,000)
(Loss) on extinguishment of debt	-	-	(401,000)	-
Interest and other (loss) income	(1,000)	3,000	-	7,000
Income (loss) before income taxes	185,000	(248,000)	227,000	(913,000)
Income tax expense (benefit)	17,000	(34,000)	(1,000)	(192,000)
Net income (loss)	$168,000	$(214,000)	$228,000	$(721,000)
Less: Net (income) loss attributable to non-controlling interest	(135,000)	5,000	(253,000)	(106,000)
Net income (loss) attributable to American Shared Hospital Services	$33,000	$(209,000)	$(25,000)	$(827,000)

Earnings (loss) per common share:
Basic	$0.01	$(0.03)	$0.00	$(0.14)
Assuming dilution	$0.01	$(0.03)	$0.00	$(0.14)

Weighted Average Shares Outstanding:
Basic	6,103,000	6,049,000	5,824,000	6,060,000
Assuming dilution	6,123,000	6,049,000	5,824,000	6,060,000

American Shared Hospital Services

Balance Sheet Data

	Balance Sheet Data

	9/30/2021	12/31/2020
Cash, cash equivalents and restricted cash	$7,168,000	$4,325,000
Current assets	$13,791,000	$10,850,000
Total assets	$44,147,000	$43,653,000

Current liabilities	$4,582,000	$12,380,000
Shareholders' equity	$23,953,000	$23,650,000

American Shared Hospital Services

Adjusted EBITDA

	Q3	Q3	YTD	YTD
	2021	2020	2021	2020
Net Income (Loss)	$33,000	$(209,000)	$(25,000)	(827,000)
Plus: Income Tax (Benefit) Expense	17,000	(34,000)	(1,000)	(192,000)
Interest Expense	162,000	254,000	587,000	803,000
Depreciation and Amortization Expense	1,241,000	1,819,000	3,750,000	5,103,000
Stock-Based Compensation Expense	109,000	80,000	312,000	189,000
Loss on Extinguishment of Debt	-	-	401,000	-
Acquisition Transaction Costs	-	69,000	-	162,000
Adjusted EBITDA	1,562,000	1,979,000	5,024,000	5,238,000